- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                    BALDWIN
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         _________________________________________

     (2) Aggregate number of securities to which transaction applies:
         _________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________
         ______________________________________________________________________

     (4) Proposed maximum aggregate value of transaction: _____________________
         ________________________________________

     (5) Total fee paid: ______________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ______________________________________________

     (2) Form, Schedule or Registration Statement No.:_________________________

     (3) Filing Party:_________________________________________________________

     (4) Date Filed:___________________________________________________________

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

[LOGO]   BALDWIN PIANO & ORGAN COMPANY
         422 Wards Corner Road
         Loveland, Ohio 45140-8390

         R.S. HARRISON
         Chairman of the Board

                                 April 4, 1996

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders which will be held at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio, at 11:00 a.m. on Tuesday, May 14, 1996. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

     I hope that you will attend the meeting and I look forward to seeing you there.

                                         Sincerely,

                                         /s/ RS Harrison

                                         R. S. HARRISON
                                         Chairman of the Board

                                [LOGO] BALDWIN


                         BALDWIN PIANO & ORGAN COMPANY

                 ---------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, MAY 14, 1996
                 ---------------------------------------------

To the Shareholders of
Baldwin Piano & Organ Company:

     The Annual Meeting of Shareholders of Baldwin Piano & Organ Company, a Delaware corporation, will be held at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio, 45140, on Tuesday, May 14, 1996, at 11:00 a.m., Cincinnati time, for the following purposes:

          (1) To elect six directors for a one-year term ending in 1997; and

          (2) To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Thursday, March 28, 1996, as the date for determining Shareholders of record entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement and 1995 Annual Report to Shareholders.

                                         For the Board of Directors

                                         /s/ RS Harrison

                                         R. S. HARRISON
                                         Chairman of the Board

April 4, 1996

PLEASE FILL OUT, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY IN WRITING OR AT THE ANNUAL MEETING IF YOU WISH TO VOTE IN PERSON.

                         BALDWIN PIANO & ORGAN COMPANY
                             422 WARDS CORNER ROAD
                           LOVELAND, OHIO 45140-8390
                 ---------------------------------------------

                                PROXY STATEMENT
                 ---------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, MAY 14, 1996
                 ---------------------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Baldwin Piano & Organ Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 11:00 a.m., Cincinnati time, Tuesday, May 14, 1996, at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio. The proxy is revocable at any time prior to its exercise by written notice or in person at the Annual Meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors, and regular employees of the Company personally or by telephone or telegraph, and the Company may reimburse brokers, custodians, nominees, and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals.

     Shares represented by proxy will be voted as directed on the proxy forms and, if no direction is given, will be voted in the election of directors for the persons nominated by the Board of Directors. Any proxy given by a Shareholder may be revoked at any time prior to its use by execution of a later-dated proxy, by a personal vote at the Annual Meeting, or by written notice to the Company's Secretary.

     This proxy material is being sent to Shareholders on or about April 4, 1996, together with the Company's 1995 Annual Report, which includes certified financial statements for the fiscal year ended December 31, 1995.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Shareholders of record at the close of business on Thursday, March 28, 1996 are entitled to notice of and to vote at the meeting. As of the close of business on that date, there were outstanding and entitled to vote, 3,415,196 shares of Common Stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote. No cumulative voting rights exist under the Company's Certificate of Incorporation. For information regarding the ownership of the Company's Common Stock by holders of more than five percent of the outstanding shares and by the management of the Company, see "Security Ownership of Certain Beneficial Owners and Management."

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is comprised of a single class. Each year the directors are elected to serve for a term of one year. The Board of Directors currently consists of six members. The Shareholders will vote at the Annual Meeting for the election of all six directors who will constitute the Company's Board of Directors for the one-year term expiring at the Annual Meeting of Shareholders in 1997.

     The persons named in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. All nominees have consented to serve if elected. In the event that any of the nominees should be unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

     Directors will be elected by a majority of the votes cast at the Annual Meeting upon the presence of a quorum. Any shares not voted in the election of directors (whether by abstention, broker non-vote or otherwise) have no impact on the vote. The following material contains information concerning the nominees for election as directors.

NOMINEES FOR DIRECTORS

     GEORGE E. CASTRUCCI, age 58, has served as a director of the Company since May 1987, and served as Chairman of the Board from August 1993 until December 1994. Prior to March 1992, he served as Chairman and Chief Executive Officer of Great American Broadcasting Company, a Cincinnati-based broadcast company, and as President and Chief Operating Officer of its parent company, Great American Communications Company. Mr. Castrucci also currently serves as a director of BMF Savings Bank, The Ohio National Fund, Inc., and ONE Fund, Inc.

     WILLIAM B. CONNELL, age 55, has served as a director of the Company since July 1995. Since 1994, he has also served as the Chairman of EDB Holdings, Inc., a privately-held company engaged in the international retail sale of optical eyewear, and has been a director since 1988. From 1990 to 1994, Mr. Connell served as President and Vice Chairman of Whittle Communications, a limited partnership which specialized in multi-media services.

     R. S. HARRISON, age 64, is the Company's Chairman of the Board. Prior to December 1994, Mr. Harrison served continuously as the Company's Chief Executive Officer from its inception in November 1983. He also previously served as the Company's Chairman of the Board from its formation until August 1993, when he assumed the responsibilities as the Company's President. Prior to November 1983, Mr. Harrison served the Company's predecessor (the old Baldwin Piano & Organ Company which sold all of its music-related assets to the Company in June 1984) as a director since June 1983, as its chief executive officer and president since 1974, and in other capacities since 1955.

     JOSEPH H. HEAD, JR., age 63, has been a director of the Company since May 1987 and was previously a director from November 1983 until June 6, 1986. He also served as Secretary of the Company from its formation until May 1989. Mr. Head is Chairman, Chief Executive Officer and a director of Atkins & Pearce, Inc., a manufacturer of industrial textiles. He also currently serves as a director of Fifth Third Bancorp, since 1987.

     KAREN L. HENDRICKS, age 48, joined the Company as Chief Executive Officer, President and a director in 1994. Prior to joining the Company, Ms. Hendricks served as the Executive Vice President and General Manager, Skin Care Division of the Dial Corp since 1992, where she had full responsibility for Dial's United States bar and liquid soap business. Ms. Hendricks previously was employed for over twenty years by The Procter & Gamble Company in various executive positions in product development and was promoted to General Manager of its Vidal Sassoon Hair Care Company in 1987.

     ROGER L. HOWE, age 61, has been a director of the Company since August 1993. Mr. Howe is currently employed as the Chairman of the Board of U.S. Precision Lens, Inc., a manufacturer of optical components used in industrial and consumer products, where he has been employed since 1970. He also currently serves as a director of Cintas Corporation, Eagle-Picher Industries, Inc., and Star Banc Corporation.

     There are no family relationships among any of the above-named nominees for director nor among any of the nominees and any executive officers of the Company.

BOARD MEETINGS -- COMMITTEES OF THE BOARD

     The Board of Directors of the Company met eight times during the year ended December 31, 1995. In 1995, all directors attended all meetings of the Board of Directors and all committees on which the director served during his or her term.

     The Board of Directors has an Executive Compensation Committee and an Audit Committee. The Executive Compensation Committee reviews the salaries and compensation levels of the Company's executive management and the Audit Committee reviews the Company's accounting practices and controls. In 1995, the Executive Compensation Committee consisted of Messrs. Head and Howe and the Audit Committee was comprised of Mr. Castrucci and Mr. Connell, who became a member of the Audit Committee after joining the Board of Directors in July 1995. The Executive Compensation Committee met two times in 1995 and the Audit Committee met four times.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

HOLDERS OF MORE THAN FIVE PERCENT BENEFICIAL OWNERSHIP

     The following table sets forth information regarding all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock as of March 28, 1996.

                                                        SHARES OWNED         PERCENT OF
                        NAME(1)                         BENEFICIALLY     OUTSTANDING SHARES
                        -------                         ------------     ------------------
Heartland Advisors, Inc.............................       597,800(2)           17.5%
R. S. Harrison......................................       367,267(3)           10.7%
State of Wisconsin Investment Board.................       300,000(4)            8.8%
David L. Babson & Company, Inc......................       261,100(5)            7.6%
Dimensional Fund Advisors Inc.......................       183,000(6)            5.4%

- ---------------

(1) The address of R. S. Harrison is 422 Wards Corner Road, Loveland, Ohio 45140. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee Wisconsin 53202. The address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. The address of David L. Babson & Company, Inc. is One Memorial Drive, Cambridge, Massachusetts 02142. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Heartland Advisors, Inc. last informed the Company that it is a registered investment adviser that may be deemed the beneficial owner of 597,800 shares of Common Stock. Heartland Advisors, Inc. has sole dispositive power over all 597,800 shares and sole voting power of 495,800 shares.

(3) Of the shares listed, 258,255 are owned directly by Mr. Harrison, and 8,000 are owned beneficially subject to his right to exercise outstanding stock options. Of the shares owned directly by Mr. Harrison, 249,505 shares are held under a trust agreement for the benefit of Mr. Harrison under which he serves as trustee. Mr. Harrison is also deemed to be a beneficial owner of 101,012 shares of Common Stock held by Mr. Harrison for his four adult children.

(4) State of Wisconsin Investment Board last informed the Company that it is a government agency which manages public pension funds and that it may be deemed the beneficial owner of 300,000 shares of Common Stock. State of Wisconsin Investment Board has sole dispositive power and sole voting power over all 300,000 shares.

(5) David L. Babson & Company, Inc. last informed the Company that it is a registered investment adviser that may be deemed the beneficial owner of 261,100 shares of Common Stock. David L. Babson & Company, Inc. has sole dispositive power over all 261,100 shares, sole voting power of 213,800 shares and shared voting power of 47,300 shares.

(6) Dimensional Fund Advisors Inc. last informed the Company that it is a registered investment adviser that may be deemed the beneficial owner of 183,000 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares. Dimensional Fund Advisors Inc. has sole dispositive power over all 183,000 shares and sole voting power of 122,800 shares. DFA Investment Dimensions Group Inc. has voting power of an additional 22,300 shares and DFA Investment Trust Company has voting power of the remaining 37,900 shares.



BENEFICIAL OWNERSHIP OF MANAGEMENT AND NOMINEES

     The following table sets forth information regarding the ownership of Common Stock of the Company for each director, each nominee, each named executive (as defined below) and all executive officers and directors as a group as of March 28, 1996.

                                                                          PERCENT OF
                                                         SHARES OWNED     OUTSTANDING
                        NAME                             BENEFICIALLY       SHARES
                        ----                            --------------    -----------
CURRENT DIRECTORS AND NOMINEES
  R. S. Harrison....................................    367,267(1)(2)         10.7%
  Karen L. Hendricks................................    104,000(3)             3.0%
  Joseph H. Head, Jr................................     28,000(3)              .8%
  Roger L. Howe.....................................     21,000(3)              .6%
  George E. Castrucci...............................     20,000(3)              .6%
  William B. Connell................................      3,000(3)              .1%

NAMED EXECUTIVES
  George C. Huebner.................................      9,000(2)              .3%
  Charles R. Juengling..............................     18,000(2)              .5%
  Larry E. Mustard..................................      7,500(2)              .2%
  All executive officers and directors as a group
     (11 persons)...................................    590,767(2)(3)         16.3%

- ---------------

(1) See note (3) under "Security Ownership of Certain Beneficial Owners and Management -- Holders of More than Five Percent Beneficial Ownership."

(2) Includes shares owned beneficially subject to the holder's right to exercise outstanding incentive stock options: 8,000 shares for Mr. Harrison, 9,000 shares for Mr. Huebner, 17,000 shares for Mr. Juengling, 7,500 shares for Mr. Mustard, and 13,000 shares in the aggregate for the Company's other executive officers.

(3) Includes shares owned beneficially subject to the holder's right to exercise outstanding non-qualified stock options: 100,000 shares for Ms. Hendricks, 18,000 shares for each of Messrs. Head and Castrucci, 6,000 shares for Mr. Howe, and 2,000 shares for Mr. Connell.

     No agreements, formal or informal, exist among the various officers and directors to vote their shares collectively.

     To the best of the Company's knowledge, all of the Company's directors, executive officers and 10% or more shareholders have timely filed with the Securities and Exchange Commission all reports required to be so filed pursuant to Section 16 of the Securities Exchange Act of 1934 for the Company's 1995 fiscal year.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (the "named executives") during each of the last three fiscal years.

                                                                   LONG TERM COMPENSATION
                                                                           AWARDS
                                         ANNUAL COMPENSATION     ---------------------------
                                                                 RESTRICTED      SECURITIES
                                         -------------------        STOCK        UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL                  SALARY       BONUS        AWARDS          OPTIONS       COMPENSATION
          POSITION              YEAR     (1)($)      (2)($)        (3)($)            (#)            (4)($)
- ----------------------------    -----    -------     -------     -----------     -----------     ------------
Karen L. Hendricks(5)           1995     300,000     123,212          -0-              -0-          10,998
  Chief Executive               1994      34,231         -0-          -0-          100,000             207
  Officer and President

R. S. Harrison                  1995     243,750     112,944          -0-            2,000          49,885
  Chairman of the               1994     355,700         -0-          -0-              -0-          43,914
  Board and former              1993     355,700     106,710          -0-              -0-          45,093
  Chief Executive Officer

George C. Huebner               1995     100,000      26,341          -0-            3,000           7,073
  Vice President/               1994      83,000       9,960          -0-            3,000           6,932
  Keyboard Acceptance           1993      75,600      22,680           --              -0-           3,363
  Corporation

Charles R. Juengling            1995     124,800      30,754          -0-            2,000           8,354
  Vice President/               1994     120,000         -0-          -0-            3,000          10,279
  Controller/                   1993     111,300      33,390          -0-              -0-           9,662
  Secretary

Larry E. Mustard(6)             1995     110,000      27,107          -0-            6,000           7,041
  Vice President/               1994      94,232      20,000          -0-            1,500             828
  Finance/Treasurer

- ---------------

(1) Includes amounts contributed by the following named executives to the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees as elective salary reduction contributions.

                                    1995        1994        1993
                                   -------     -------     -------
Karen L. Hendricks                 $    --     $    --     $    --
R. S. Harrison                      36,563      69,361      69,361
George C. Huebner                    6,598       6,341       5,832
Charles R. Juengling                 7,488       9,203       8,586
Larry E. Mustard                     4,950          --          --

(2) The bonuses are shown for the years earned, but were paid in the following year.

(3) In 1994, the Company's Board of Directors adopted the Company's 1994 Long Term Incentive Plan. Pursuant to the terms of that Plan, the Company's Executive Compensation Committee granted the named executives and other designated employee participants the right to receive awards of restricted stock based upon the Company's stock performance in comparison to the Russell 2000 index over the three year period ending December 31, 1996 (the "award date"). The number of shares of restricted stock to be awarded, if any, at the end of the three year period is based upon a percentage of the participant's base salary and the market value of the Company's Common Stock as of the award date. The participant would be entitled to all other privileges of a shareholder with respect to the restricted shares so awarded, except that such restricted shares could not be transferred for three years following the award date. The Company may elect in its discretion, in whole or in part, to pay cash in lieu of granting any restricted shares earned under the Plan.

(4) "All Other Compensation" includes, as shown below, amounts contributed by the Company under the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees; group term life insurance premiums paid by the Company on policies obtained by the Company for all employees; the value of personal use of Company automobiles; and life insurance premiums paid by the Company for $1,000,000 of executive life insurance on the life of Mr. Harrison. The net proceeds of this executive life policy are payable to the estate of Mr. Harrison after reimbursement to the Company of all premiums paid by the Company on his behalf.

                                                 1995         1994         1993
                                               --------     --------     --------
Karen L. Hendricks
  Retirement Plan............................  $  9,000     $     --     $     --
  Group Life Insurance.......................     1,998          207           --
                                               --------     --------     --------
                                               $ 10,998     $    207     $     --
                                               ========     ========     ========
R. S. Harrison
  Retirement Plan............................  $ 11,813     $ 27,745     $ 27,445
  Executive Insurance........................    32,843       12,592       12,937
  Group Life Insurance.......................     1,554        1,932        1,932
  Automobile (Personal Use)..................     3,675        1,645        2,779
                                               --------     --------     --------
                                               $ 49,885     $ 43,914     $ 45,093
                                               ========     ========     ========
George C. Huebner
  Retirement Plan............................  $  6,598     $  6,341     $  2,916
  Group Life Insurance.......................       475          591          447
                                               --------     --------     --------
                                               $  7,073     $  6,932     $  3,363
                                               ========     ========     ========
Charles R. Juengling
  Retirement Plan............................  $  7,488     $  9,203     $  8,586
  Group Life Insurance.......................       866        1,076        1,076
                                               --------     --------     --------
                                               $  8,354     $ 10,279     $  9,662
                                               ========     ========     ========
Larry E. Mustard
  Retirement Plan............................  $  6,375     $     --     $     --
  Group Life Insurance.......................       666          828           --
                                               --------     --------     --------
                                               $  7,041     $    828     $     --
                                               ========     ========     ========

(5) The Company hired Ms. Hendricks as Chief Executive Officer and President effective November 21, 1994.

(6) The Company hired Mr. Mustard as Controller effective January 24, 1994.

EMPLOYMENT AGREEMENTS

     During 1994, the Company entered into new Employment Agreements with R. S. Harrison and Karen L. Hendricks. Such Employment Agreements provide that Mr. Harrison will be employed as the Chairman of the Board of the Company and that Ms. Hendricks will be employed as the Chief Executive Officer and President of the Company and that she will be nominated as a director for each year of her employment. Pursuant to the terms of his December 1994 Employment Agreement which amended and restated his previous employment agreement, Mr. Harrison received an annual base salary of $275,000, adjusted to $150,000 effective October 1, 1995. Mr. Harrison's salary will be reviewed for increases or decreases in any additional year that Mr. Harrison may serve as Chairman. If his employment terminates for any reason (other than due to Mr. Harrison's death) before December 31, 1997, the Company and Mr. Harrison will enter into a consulting agreement having a term of three years after the termination of his employment. Mr. Harrison will also receive all other employee benefits normally accorded to the Company's senior officers and will receive lifetime medical benefits.

     Mr. Harrison's new Employment Agreement provides that, in the event of either Mr. Harrison attaining age 65 or his termination of employment by reason of disability or death (regardless of his age), the Company must pay Mr. Harrison deferred compensation in 120 equal monthly installments in the aggregate fixed amount of $2,312,050, plus accrued interest from May 8, 1994. Such amount represents the sum of all deferred compensation that would have been payable to Mr. Harrison under his previous employment agreement if he had terminated his employment at age 62. In addition, if Mr. Harrison dies before December 31, 1997, the Company must immediately pay to Mr. Harrison's spouse or estate, as the case may be, an amount equal to the amount he would have been entitled to receive for providing consulting services. Mr. Harrison's Employment Agreement contains covenants by Mr. Harrison not to compete with the Company during the period beginning with the termination of his employment and ending with the last payment of the deferred compensation.

     Pursuant to the terms of her November 1994 Employment Agreement, Ms. Hendricks will continue in the Company's employ until December 31, 1997, unless sooner terminated. Ms. Hendricks will receive an annual base salary of no less than $300,000 and, in 1995, was guaranteed a minimum cash bonus of $100,000. She will participate in the Company's management incentive plans at the highest participant level and will receive all other benefits normally accorded to the Company's senior officers. Ms. Hendricks' Employment Agreement further provides that, in addition to the customary insurance provided to Company employees, the Company will purchase a $500,000 term life insurance policy on her life payable to her beneficiaries and supplemental disability coverage providing $10,000 in excess disability coverage per month. As an added inducement for Ms. Hendricks to join the Company, her Employment Agreement further provided that she would receive a one time grant of 100,000 nonqualified stock options upon commencement of her employment, such options having an exercise price equal to the fair market value of the Company's Common Stock as of such date.

     Ms. Hendricks' Employment Agreement provides that in the event the Company does not renew her employment upon the expiration of the Employment Agreement, the Company would be required to pay Ms. Hendricks on or before March 31, 1998 severance pay in the amount of her 1997 annual base salary plus 50% of such base salary. In the event that the Company terminates her employment without cause, the Company must pay to Ms. Hendricks within 90 days thereafter an amount equal to the greater of $450,000 or the difference between $1,000,000 and any base salary and 1995 incentive payment paid prior to the date of termination. Ms. Hendricks' Employment Agreement contains covenants by Ms. Hendricks not to compete with the Company for a period of one year after termination of her Employment Agreement by Ms. Hendricks, by the Company for cause or upon her disability.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding grants by the Company of stock options to each of the named executives during 1995.

                                 INDIVIDUAL GRANTS(1)
- --------------------------------------------------------------------------------------
                                           % OF TOTAL                                      POTENTIAL REALIZABLE VALUE
                           SECURITIES        OPTIONS                                       AT ASSUMED ANNUAL RATES OF
                           UNDERLYING      GRANTED TO                                       STOCK PRICE APPRECIATION
                             OPTIONS        EMPLOYEES      EXERCISE OR                         FOR OPTION TERM(3)
                             GRANTED        IN FISCAL      BASE PRICE      EXPIRATION      ---------------------------
          NAME                 (#)           YEAR(2)        ($/SHARE)         DATE            5%($)          10%($)
- -------------------------  -----------     -----------     -----------     -----------     -----------     -----------
Karen L. Hendricks                --             --              --                --             --               --
R. S. Harrison                 2,000           2.99          12.925            5/9/00         12,430           35,110
George C. Huebner              3,000           4.48           11.75            5/9/05         22,170           56,190
Charles R. Juengling           2,000           2.99           11.75            5/9/05         14,780           37,460
Larry E. Mustard               6,000           8.96           11.75            5/9/05         44,340          112,380

- ---------------

(1) All grants were made at the fair market value of $11.75 per share on the grant date, except for options granted to Mr. Harrison at $12.925 per share. All options were granted under the Company's 1994 Incentive Stock Option Plan and vest over a five year period, 20% on each anniversary of the grant date.

(2) Total options granted to all executive officers and other employees of the Company in 1995 were for an aggregate of 67,000 shares of Common Stock.

(3) Calculated based upon assumed stock prices for the Company's Common Stock of $19.14 and $30.48, respectively, if 5% and 10% annual rates of stock appreciation are achieved over the full term of the options granted to the executive officers reflected in the table. The potential realizable gain equals the product of the number of shares underlying the stock option grant and the difference between the assumed stock price and the exercise price of each option.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth certain information regarding individual exercises of stock options during 1995 by each of the named executives.

                                                                SECURITIES             VALUE OF
                                                                UNDERLYING            UNEXERCISED
                                                                UNEXERCISED          IN-THE-MONEY
                                                                OPTIONS AT            OPTIONS AT
                                                                 12/31/95              12/31/95
                              SHARES
                           ACQUIRED ON         VALUE           EXERCISABLE/          EXERCISABLE/
                             EXERCISE         REALIZED         UNEXERCISABLE         UNEXERCISABLE
          NAME                 (#)              ($)               (1)(#)               (2)(3)($)
- -------------------------  ------------     ------------     -----------------     -----------------
Karen L. Hendricks              -0-              -0-               40,000/                  -0-/
                                                                   60,000                   -0-
R. S. Harrison                  -0-              -0-                6,000/                  375/
                                                                    2,000                   -0-
George C. Huebner               -0-              -0-                3,600/                5,125/
                                                                    5,400                 2,250
Charles R. Juengling            -0-              -0-               12,600/               28,250/
                                                                    4,400                 1,500
Larry E. Mustard                -0-              -0-                  300/                  -0-/
                                                                    7,200                 4,500

- ---------------

(1) All stock options issued to the named executives under the Company's 1986 Incentive Stock Option Plan must be held for two years subsequent to the date of the option grant before such options first become exercisable. See note (1) to the Option Grants in Last Fiscal Year table regarding the vesting of options granted in 1995.

(2) The shares of the Company's Common Stock issuable upon the exercise of outstanding stock options granted under the Company's 1986 Incentive Stock Option Plan, or upon the exercise of non-qualified stock options, have not been registered under the Securities Act of 1933 ("1933 Act"). Generally, such shares may not be resold by the holder for a minimum period of two years following exercise of the option. The shares of the Company's Common Stock issuable upon the exercise of outstanding stock options granted under the Company's 1994 Incentive Stock Option Plan have been registered under the 1933 Act and generally can be resold immediately upon exercise.

(3) The value of exercisable in-the-money options is calculated by determining the difference between $12.50 per share, the last reported sale price of the Common Stock on the Nasdaq National Market on December 29, 1995, and the exercise price of the option as of such date, multiplied by the number of shares subject to the option. All unexercisable stock options under the Company's 1994 Incentive Stock Option Plan granted in 1994 have an exercise price of $16.00 per share. All unexercisable stock options under the Company's 1994 Incentive Stock Option Plan granted in 1995 have an exercise price of $11.75 per share, except for options granted to Mr. Harrison at $12.925 per share. All of Ms. Hendricks' stock options have an exercise price of $12.50 per share.

COMPENSATION OF DIRECTORS

     In 1995, non-employee directors of the Company were compensated for serving on the Board of Directors and the committees thereof, in the amount of $10,000 per year (except Mr. Connell, who was compensated in the amount of $5,000 for serving on the Board of Directors for the second half of the year), payable in quarterly installments, and received an additional $900 for each Board of Directors meeting and each committee meeting attended in person or by telephone. Such directors are reimbursed for all reasonable expenses incurred in connection with their services and receive an annual grant of 2,000 non-qualified stock options having an exercise price equal to the market price on the date of the grant. Mr. Harrison and Ms. Hendricks receive no additional compensation for serving on the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Head and Howe comprised the Company's entire Executive Compensation Committee during 1995, and were both non-employee directors of the Company. No director or executive officer of the Company serves on any board of directors or compensation committee of any entity which compensates Messrs. Head or Howe.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     For the Company's 1995 fiscal year, the Executive Compensation Committee of the Board of Directors (the "Committee") was at all times comprised entirely of independent non-employee directors. The Committee is charged with responsibility for reviewing the performance and approving the compensation of the Company's key executives on an annual basis. The Committee believes that a significant portion of an executive officer's compensation should be subject to the Company's annual performance, while at the same time motivating long-term growth in shareholder value.

     In 1994, the Committee, with the assistance of an independent consulting company experienced in executive compensation, thoroughly reviewed the Company's compensation package and developed three compensation plans designed to more directly link individual compensation to the performances of the Company and of its executive officers and key management employees. The Committee believed that establishing an enhanced compensation package would make the Company more competitive with similar size companies and would increase the Company's ability to attract and retain highly skilled executives. The three plans approved by the Committee, and adopted by the full Board of Directors, were the 1994 Management Incentive Plan (the "MIP"), the 1994 Incentive Stock Option Plan (the "ISOP") and the 1994 Long Term Incentive Plan (the "LTIP").

     The MIP sets forth the four main components of executive compensation that the Company may currently offer to its executive officers and other key management employees: base salary, annual cash bonus, stock options and restricted shares of the Company's Common Stock. The MIP provides that the Company will establish annual base salaries for participants therein, subject to approval by the Committee. Base salaries may be adjusted annually based primarily on the participant's individual performance and secondarily on the Company's performance. The Company and the Committee may subjectively consider any and all factors deemed relevant in adjusting each participant's base salary from time to time.

     The MIP also allows the Committee to grant annual cash bonuses based primarily upon the performance of the Company or, if appropriate, a subsidiary, division or business segment thereof. The MIP provides that earnings before income taxes will be the performance measure used to evaluate annual performance at the Company, subsidiary, division or business segment level, unless the Committee selects a different performance measure. Specific performance targets are to be established as early as possible at the start of each calendar year and no bonus is payable unless the minimum threshold established is met or exceeded. In addition, specific individual performance levels may also be specified as a condition to the payment of any bonus to an individual.

     The MIP further enables the Committee to grant participants stock options pursuant to the ISOP and rights to receive restricted stock pursuant to the LTIP. These plans are designed to afford executive officers and key management employees an incentive to acquire a proprietary interest in the Company. The primary objective of both plans is to enhance both the short-term and long-term profitability of the Company by directly linking awards under these plans to increased shareholder values.

     Pursuant to the terms of the ISOP, the Committee is to establish financial and other performance targets for the Company and for the individual participants. Such targets are to serve as guidelines in making the actual awards. The primary factor to be considered by the Committee in awarding stock options is the employee's individual performance, and the Committee retains discretion as to the actual number of options granted under the ISOP to any individual in a given year.

     Pursuant to the terms of the LTIP, the Committee is to establish the beginning and end dates for a three year cycle over which the total shareholder return on Company Common Stock is to be compared to the total shareholder return on the Russell 2000 index. If the return on the Company's Common Stock equals or exceeds the targets established by the Committee at the end of the three year cycle, the participants in the LTIP are then awarded restricted shares of the Company's Common Stock in an amount equal to a percentage of their base salary in the third year of the cycle. The number of restricted shares so awarded will be determined based on the fair market value at the end of the three year cycle and such shares may not be transferred by a recipient for three years thereafter.

     With respect to each of the MIP, ISOP and LTIP, the Committee established five levels of employee participation. The size of the possible awards under each plan is dependent in large part upon the level at which an employee is designated for participation. In determining the level of participation for each participant, the Committee subjectively considers the participant's level of responsibility within the Company's organization.

     The Committee followed the above philosophies and procedures in determining executive compensation for the Company's 1995 fiscal year. The Company's income level decreased in 1994 compared to 1993 primarily due to inventory write-downs relating to decisions to upgrade technology on certain musical instruments and expenses associated with the transition of senior management. Accordingly, the Committee believed that only modest increases in base salary were appropriate. Excluding Ms. Hendricks and Mr. Harrison, the named executives received an average salary increase of approximately 1% for 1995. Ms. Hendricks is excluded from such average because her partial year compensation in 1994 prevents an accurate comparison with her 1995 salary. Mr. Harrison is excluded from such average because the transition of senior management during 1995 is the primary cause of the difference between his 1994 and 1995 salaries. The Committee also believed that the interests of the Company's shareholders would be better served in 1995 by making executive compensation largely dependent on the attainment of the targets prerequisite to any awards of the annual cash bonus. Portions of the Company achieved their goals in 1995 and, accordingly, bonuses amounting to $443,371 were paid, including guaranteed bonuses of $173,240.

     Consistent with the Committee's desire to enhance the long-term profitability of the Company, the Committee awarded stock options and the right to receive restricted shares of the Company's Common Stock to executive officers and other management employees in 1995. Stock options were granted under the ISOP primarily to motivate enhanced individual performance in 1995 and beyond. The Committee also designated the Company's executive officers and certain other management employees as participants in the LTIP for the three year cycle ending December 31, 1996. The Committee believed that granting such persons the right to receive restricted shares of Company Common Stock at the end of that three year cycle, if the Company outperforms the Russell 2000 index over that time period, would further motivate such participants to improve the Company's short-term and long-term profitability.

     Based on the Company's past compensation practices, the Committee does not currently believe that Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain events, will adversely affect the Company's ability to obtain a tax deduction for compensation paid to its executive officers.

                      THE EXECUTIVE COMPENSATION COMMITTEE

                Joseph H. Head, Jr.                Roger L. Howe

COMMON STOCK PERFORMANCE

     The following performance graph compares the Company's cumulative shareholder return over a five year period, assuming $100 invested at December 31, 1990, respectively, in Baldwin Piano & Organ Company common stock, the Russell 2000 index and in an industry group index of 32 companies within the Russell 2000 index engaged in the manufacture or sale of household furnishing related products. Total shareholder return is based on the increase in the price of the stock and assumes the reinvestment of all dividends.

     The Russell 2000 index consists of the smallest 2,000 companies in the Russell 3000 index (comprised of 3,000 large U.S. companies representing approximately 98% of the investable U.S. equity market). The Russell 2000 index represents approximately 11% of the Russell 3000 total market capitalization. The Russell 2000 index is a small cap index where the average market capitalization of the companies represented (as of December 31, 1995) is approximately $288 million. The Company selected the Russell 2000 index as an appropriate index for comparison based upon the Company's similar size to the smaller companies represented in the index.

     The industry household furnishing group is comprised of: Basset Furniture Industries, Bed Bath & Beyond Industries, Chromcraft Revington, Inc., Crown Crafts, Inc., Department 56, Inc., Ethan Allen Interior, Falcon Products, Inc., Haverty Furniture, Heilig-Meyers Co., Interco, Inc., La-Z-Boy Chair Co., Ladd Furniture, Lechters, Inc., Leggett & Platt, Inc., Levitz Furniture, Inc., Libbey, Inc., Lifetime Hoan Corp., Mikasa, Inc., National Presto Industries, Newell Companies, Oneida, Ltd., O'Sullivan Industrial Holdings, Pillowtex Corp., Premark International, Rubbermaid, Inc., Safety First, Inc., Shaw Industries, Inc., Springs Industries, Stanhome, Inc., Syratech Corp., Westpoint Stevens Industries, and Zenith Electronics Corp. The Company is not included in this Russell 2000 industry group index because the Company was not included in the Russell 2000 as of December 31, 1995 due to the Company's smaller market capitalization level. Nevertheless, the Company selected this industry group index because this industry group is the most similar to the Company's business and due to the fact that inadequate information is available regarding the Company's direct competitors in the music industry because many of such direct competitors are not public companies and/or are foreign companies.

                        COMPARATIVE SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            BPAO            R2000            HF
1990                                    100.00          100.00          100.00
1991                                    132.14          146.05          164.75
1992                                    239.29          172.94          198.09
1993                                    214.29          205.64          273.61
1994                                    157.14          201.90          250.32
1995                                    178.57          259.31          254.88
  -     Baldwin Piano & Organ Company (BPAO)
  +     Russell 2000 Index (R2000)
  X     Household Furnishings (HF)
  --------------------------------------------------------------------------------------------------------------------
                                1990            1991            1992            1993            1994            1995
  --------------------------------------------------------------------------------------------------------------------
    BPAO                     $100.00         $132.14         $239.29         $214.29         $157.14         $178.57
  --------------------------------------------------------------------------------------------------------------------
    R2000                    $100.00         $146.05         $172.94         $205.64         $201.90         $259.31
  --------------------------------------------------------------------------------------------------------------------
    HF                       $100.00         $164.75         $198.09         $273.61         $250.32         $254.88
  --------------------------------------------------------------------------------------------------------------------

OTHER SECURITIES FILINGS

     The information contained in this Proxy Statement under the headings "Executive Compensation--Report of Compensation Committee on Executive Compensation" and "--Common Stock Performance" are not, and should not be deemed to be, incorporated by reference into any filings by the Company under the 1933 Act or the Securities Exchange Act of 1934 that purport to incorporate other Securities and Exchange Commission filings made by the Company, or portions thereof, by reference (including this Proxy Statement).

                              INDEPENDENT AUDITORS

     The Company has not yet selected or recommended an independent auditor for the year ending December 31, 1996, pending review by management. KPMG Peat Marwick LLP served as the independent auditors of the Company for the year ending December 31, 1995. Representatives of KPMG Peat Marwick LLP are expected to be present at the 1996 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Any Shareholder proposal intended for inclusion in the proxy material for the 1997 Annual Meeting must be received in writing by the Company on or before January 1, 1997. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

                                 ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY, 422 WARDS CORNER ROAD, LOVELAND, OHIO 45140-8390, ATTENTION: MR. CHARLES R. JUENGLING, VICE PRESIDENT, SECRETARY AND CONTROLLER. THE FORM 10-K INCLUDES CERTAIN EXHIBITS, WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE COMPANY'S REASONABLE EXPENSES.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

     You are urged to complete, sign, date and return your proxy to make certain your shares will be voted at the 1996 Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.

                                       For the Board of Directors,

                                       /s/ R. S. Harrison

                                       R. S. HARRISON
                                       Chairman of the Board

        BALDWIN PIANO & ORGAN COMPANY                                            THIS PROXY IS SOLICITED ON
        422 WARDS CORNER ROAD - LOVELAND, OHIO 45140-8390                  BEHALF OF THE BOARD OF DIRECTORS

P               The undersigned hereby appoints Larry E. Mustard, Charles R. Juengling, and Thomas W. Kahle, or any of them, each with the power of substitution, as Proxies of the undersigned to attend the Annual Meeting of Shareholders of
R       Baldwin Piano & Organ Company (the "Company") to be held on Tuesday, May 14, 1996, at 11:00 a.m., Cincinnati time, at the Company's headquarters located at 422 Wards Corner Road, Loveland, Ohio and any adjournment thereof, and to
O       vote the number of shares of the Company's Common Stock (par value $.01 per share) which the undersigned would be entitled to vote if personally present on the following matters:
X
                1.   ELECTION OF DIRECTORS
Y                    Vote for (6) Nominees to serve as Directors of the Company for the one-year term ending at the 1997
                Annual Meeting of Shareholders.

                                                                                           WITHHOLD AUTHORITY
                                     NOMINEE                            FOR                     TO VOTE
                                     -------                            ---                ------------------
                                George E. Castrucci                     [ ]                      [ ]
                                William B. Connell                      [ ]                      [ ]
                                R. S. Harrison                          [ ]                      [ ]
                                Joseph H. Head, Jr.                     [ ]                      [ ]
                                Karen L. Hendricks                      [ ]                      [ ]
                                Roger L. Howe                           [ ]                      [ ]

                2.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                          (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)


THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY BE PROPERLY COME BEFORE THE MEETING.

                                  Dated_______________________________, 1996
                                       (Shareholder's Name and Address
                                        as on Record Books)

                                  __________________________________________

                                  __________________________________________
                                  (Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. If signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If signing on behalf of a corporation, the full name of the corporation should be set forth accompanied by the signature on its behalf of a duly authorized officer.)



PLEASE MARK, SIGN AND DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENVELOPE PROVIDED